Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Reports an Increase in Net Earnings of $19 Million and an Increase in Adjusted EBITDA* of $29 Million
for the Third Quarter Ended September 30, 2009
Raises 2009 Adjusted EBITDA* Guidance to be Between $255 and $265 Million From $245 Million

Livonia, Mich., Oct. 29, 2009: Valassis (NYSE: VCI) today announced financial results for the third quarter ended Sept. 30, 2009. We reported quarterly revenue of $544.1 million, a decrease of 3.5% from $563.7 million for the prior year quarter. The quarterly revenue decline would have been 2.8% excluding revenue of $3.8 million from divested and discontinued businesses in the prior year quarter. Third-quarter net earnings was $13.8 million compared to a loss of $5.2 million for the prior year quarter. Earnings per share (EPS) for the quarter was $0.28 compared to a loss of $0.11 for the prior year quarter. Net earnings for the quarter includes non-cash interest expense of $2.8 million ($1.7 million net of taxes), or $0.04 per share, related to the fair value of the interest rate swap contracts. For the third quarter of 2009, adjusted EBITDA* was $63.9 million, an increase of 82.0% compared to $35.1 million for the prior year quarter.

“We continue to outperform most media companies and are beginning to see signs of revenue stability,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “Evidenced by a growing body of research, there is a permanent change in the mindset of today’s shopper. We believe this deal-seeking lifestyle is a long-term phenomenon which favors our value-oriented media.”

Some additional highlights include:
•
Cost Management:  Our cost management plan continues to be on track for 2009. Third-quarter 2009 selling, general and administrative (SG&A) costs were $90.7 million, which includes $2.5 million (an $0.8 million increase) in legal costs related to the News America lawsuits and a $3.9 million increase in incentive-based compensation, including option expense, compared to prior year quarter SG&A costs of $93.9 million.

•	Capital Expenditures: Capital expenditures for the third quarter of 2009 were $4.9 million, and we expect full-year 2009 expenditures of approximately $20 million.
•
Liquidity: Third-quarter 2009 cash flows from operating activities was $14.0 million with a decrease in debt of $40.9 million.  Year to date, we have paid down $150.1 million in debt.  As of Sept. 30, 2009, our net debt position was $941.6 million. During the quarter, we completed four “modified Dutch” auctions in which we repurchased and retired $39.3 million of our outstanding term loan B and delayed draw term loans under our senior secured credit facility at an average discount of 2.6% to par resulting in an after-tax net gain of $0.4 million.

•
Interest Expense: Cash interest expense for the quarter was $19.3 million compared to $23.0 million for the prior year quarter, a decrease of 16.1%. Total interest expense for the third quarter decreased by $0.8 million from the prior year quarter and includes $2.8 million of non-cash interest expense related to the fair value of the interest rate swap contracts.

•
News America Lawsuits: As announced on July 23, 2009, a Wayne County Circuit Court jury awarded Valassis $300 million for compensatory damages in the first of three lawsuits against News America Incorporated (“News America”).  This award accumulates interest on a compounding basis beginning March 9, 2007. Our Federal trial against News America is scheduled for Feb. 2, 2010 in the U.S. District Court, Eastern District of Michigan.

•
Settlement of (ADVO) Shareholder Lawsuit: On Oct. 28, 2009, the parties to the securities class action Kelleher v. ADVO, Inc. et al. entered into an agreement providing for the settlement of the action and filed papers seeking preliminary approval of the settlement agreement in the U.S. District Court for the District of Connecticut.  The settlement is subject to approval by the court, and the settlement amount of $12.5 million will be paid from the proceeds of ADVO’s directors and officers’ insurance policy, with no adverse impact to our financial statements. The complaint alleged that certain former ADVO executives, who left the company at the time of the ADVO merger, made false and misleading statements concerning ADVO’s business and financial results in connection with the proposed merger with Valassis.

VCI 3Q09 Earnings

Outlook
Given our current outlook and assuming no increased volatility in marketers’ ad spend, we are increasing full-year 2009 adjusted EBITDA* guidance to be between $255 million and $265 million from $245 million.  We expect to provide full-year 2010 guidance in December 2009.

 “We are once again raising guidance as our employees’ continued cost management and optimization efforts have exceeded our expectations,” said Robert L. Recchia, Valassis Executive Vice President and Chief Financial Officer. “As we begin to see signs of revenue stabilizing, we believe that our cost structure positions us well for earnings growth as we enter 2010.”

Business Segment Discussion
•
Shared Mail:  Revenue for the third quarter of 2009 was $319.5 million, down 2.3% compared to the prior year quarter primarily resulting from a reduction in unprofitable packages. Segment profit for the quarter was $29.6 million, up 124.2% compared to the prior year quarter due to effective cost management, including package optimization efforts, newspaper alliances and SG&A reductions.

•
Neighborhood Targeted Products:  Revenue for the third quarter of 2009 was $92.0 million, down 14.0% compared to the prior year quarter revenue of $107.0 million.  Preprints revenue remained strong and was up for the quarter as a result of our cross-selling efforts.  Run-of-Press revenue was down related to reduced client ad spend within the wireless and financial verticals. Revenue in Sampling was down due to its cyclical nature. Segment profit for the quarter was $3.9 million, down 22.0% compared to $5.0 million for the prior year quarter. The decline in segment profit for the quarter was due primarily to the decline in revenue.

•
Free-standing Inserts (FSI):  Revenue for the third quarter of 2009 was $92.6 million, up 1.3% compared to the prior year quarter.  This was due to an industry unit volume increase of approximately 3.4% as the FSI continues to be an important medium for marketers who need to reach deal-seeking consumers.  Segment profit for the quarter was $2.3 million, compared to $0.2 million in the prior year quarter due to increased unit volume and reduced costs. Management noted that our profit improvement in the FSI segment is primarily due to our cost management efforts. At the same time, the FSI business remains dramatically depressed from historical levels due to the unfair tying, bundling and leveraging of in-store products into FSI negotiations by our competitor, News America, as the jury unanimously found in our recent lawsuit against News America.

•
International, Digital Media & Services:  Revenue for the third quarter was $40.0 million, up 4.4% compared to the prior year quarter.  Excluding revenue from previously announced divested and discontinued operations of $3.8 million and a $0.9 million impact of currency fluctuations, revenue was up 18.6% compared to the prior year quarter. Segment profit for the quarter was $6.9 million compared to a loss of $4.0 million in the prior year quarter due primarily to the increase in U.S. coupon clearing volume and the discontinuance of underperforming businesses. According to NCH Marketing Services, Inc. (our coupon-processing and analytics subsidiary), year-to-date reports show consumer packaged goods coupon distribution up 11% and coupon redemption up 23% compared to the same period last year.

Segment Results Summary

	Quarter Ended Sept. 30,
Segment Revenue ($ in millions)	2009	2008	% Change
Shared Mail	$319.5	$327.0	-2.3%
Neighborhood Targeted	$92.0	$107.0	-14.0%
Free-standing Inserts	$92.6	$91.4	1.3%
International, Digital Media & Services	$40.0	$38.3	4.4%
Total Segment Revenue	$544.1	$563.7	-3.5%

	Quarter Ended Sept. 30,
Segment Profit ($ in millions)	2009	2008	% Change
Shared Mail	$29.6	$13.2	124.2%
Neighborhood Targeted	$3.9	$5.0	-22.0%
Free-standing Inserts	$2.3	$0.2	1,050.0%
International, Digital Media & Services	$6.9	$(4.0)	N/A
Total Segment Profit	$42.7	$14.4	196.5%

VCI 3Q09 Earnings

Conference Call Information
We will hold an investor call today to discuss our third-quarter 2009 results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4148870). The call will be simulcast on our Web site at http://www.valassis.com and a telephonic replay of the call will be available through Nov. 12, 2009 at (800) 406-7325, pass code 4148870. This earnings release and the webcast will be archived on our Web site under “Investor.”

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest expense, other non-cash expenses (income), net, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R, non-recurring restructuring and severance costs and amortization of a client contract incentive. Adjusted EBITDA is a non-GAAP financial measure commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, this non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
•
other companies, including companies in our industry, may calculate this measure differently and as the number of differences in the way two different companies calculate this measure increases, the degree of its usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using this non-GAAP financial measure only supplementally.  Further important information regarding operating results and reconciliations of this non-GAAP financial measure to the most comparable GAAP measures can be found below.

Reconciliation of Full-year 2009 Adjusted EBITDA Guidance to Full-year 2009 Net Earnings Guidance:

	Revised Full-year 2009
	Guidance
	($ in millions)
	Low End	High End
Net Earnings	$64.8	$71.0
plus: Interest expense, net*	86.1	86.1
Income taxes	39.7	43.5
Depreciation and amortization	66.8	66.8
less: Other non-cash income	(14.5)	(14.5)

EBITDA	$242.9	$252.9

plus: FAS123r expense	7.7	7.7
Non-recurring restructuring/severance	4.4	4.4
Adjusted EBITDA	$255.0	$265.0
*does not include any effect related to the fair value of interest rate swaps for the fourth quarter of 2009

VCI 3Q09 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities
 (dollars in thousands)
Unaudited

		Three Months Ended
		September 30,
		2009	2008

Net Earnings (Loss) - GAAP		$13,800	$(5,203)

plus:	Income taxes (benefit)	7,582	(3,682)
	Interest expense, net	23,085	23,193
	Depreciation and amortization	16,958	17,332
less:	Other non-cash (income) expenses, net	(1,791)	120
EBITDA		$59,634	$31,760

	Stock-based compensation expense	2,804	1,934
	Restructuring costs / severance	1,464	1,422

Adjusted EBITDA		$63,902	$35,116

	Interest expense, net	(23,085)	(23,193)
	Income taxes	(7,582)	3,682
	Restructuring costs, cash	(1,464)	(415)
	Changes in operating assets and liabilities	(17,811)	(31,487)
Cash Flows from Operating Activities		$13,960	$(16,297)

		Nine Months Ended
		September 30,
		2009	2008

Net Earnings - GAAP		$42,776	$12,352

plus:	Income taxes	25,902	7,970
	Interest expense, net	65,710	73,173
	Depreciation and amortization	52,025	52,155
less:	Other non-cash income, net	(13,252)	(2,047)
EBITDA		$173,161	$143,603

	Stock-based compensation expense	5,572	5,363
	Amortization of customer contract incentive	-	2,430
	Restructuring costs / severance	4,020	2,869

Adjusted EBITDA		$182,753	$154,265

	Interest expense, net	(65,710)	(73,173)
	Income taxes	(25,902)	(7,970)
	Restructuring costs, cash	(4,020)	(1,862)
	Changes in operating assets and liabilities	50,235	(6,522)
Cash Flows from Operating Activities		$137,356	$64,738

VCI 3Q09 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; court approval of the settlement agreement among the parties to the pending ADVO securities class action lawsuit; our current litigation with News America Incorporated may be costly and divert management’s attention; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; reductions of our credit ratings may have an adverse impact on our business; counterparties to our secured credit facility and interest rate swaps may not be able to fulfill their obligations due to disruptions in the global credit markets; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 3Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Unaudited

Assets	Sept. 30,	Dec. 31,
	2009	2008

Current assets:

Cash and cash equivalents	$110,865	$126,556
Accounts receivable	416,046	479,749
Inventories	34,324	48,173
Refundable income taxes	23,434	15,509
Deferred income taxes	1,731	1,879
Other	25,820	31,235

Total current assets	612,220	703,101

Property, plant and equipment, at cost	495,199	484,765

Less accumulated depreciation	(290,271)	(250,828)

Net property, plant and equipment	204,928	233,937

Intangible assets, net	882,106	892,422

Investments	2,481	2,555

Other assets	19,458	21,166

Total assets	$1,721,193	$1,853,181

More tables to follow  . . .

VCI 3Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)
Unaudited

Liabilities and Stockholders' Equity	Sept. 30,	Dec. 31,
	2009	2008

Current liabilities:

Current portion, long-term debt	$6,197	$90,855
Accounts payable and accruals	406,091	440,214
Progress billings	40,306	44,539

Total current liabilities	452,594	575,608

Long-term debt	1,046,229	1,111,712
Other liabilities	59,192	66,029
Deferred income taxes	99,639	94,418

Stockholders' equity:

Common stock	636	635
Additional paid-in capital	93,425	87,305
Retained earnings	498,739	455,963
Treasury stock	(520,170)	(520,170)
Accumulated other comprehensive loss	(9,091)	(18,319)

Total stockholders' equity	63,539	5,414

Total liabilities and stockholders' equity	$1,721,193	$1,853,181

More tables to follow  . . .

VCI 3Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Three Months Ended
	Sept. 30,		%
	2009	2008	Change

Revenue	$544,064	$563,651	- 3.5%

Costs and expenses:
Costs of products sold	407,572	453,045	- 10.0%
Selling, general and administrative	90,660	93,872	- 3.4%
Amortization	3,156	2,306	+ 36.9%

Total costs and expenses	501,388	549,223	- 8.7%

Operating income	42,676	14,428	+ 195.8%

Other expenses and income:
Interest expense	23,172	23,948	- 3.2%
Interest income	(87)	(755)	- 88.5%
Other (income) and expenses	(1,791)	120	+ 1592.5%
Total other expenses and income	21,294	23,313	- 8.7%

Earnings (loss) before income taxes	21,382	(8,885)	N/A

Income taxes (benefit)	7,582	(3,682)	N/A

Net earnings (loss)	$13,800	$(5,203)	N/A

Net earnings (loss) per common share, diluted	$0.28	$(0.11)	N/A

Weighted average shares outstanding, diluted	49,586	47,875	+ 3.6%

Supplementary Data
Amortization	$3,156	$2,306
Depreciation	13,802	15,026
Capital expenditures	4,862	3,699

More tables to follow  . . .

VCI 3Q09 Earnings

VALASSIS COMMUNICATIONS, INC.
  Consolidated Statements of Operations
(in thousands, except per share data)
Unaudited

	Nine Months Ended
	Sept. 30,		%
	2009	2008	Change

Revenue	$1,639,256	$1,755,657	- 6.6%

Costs and expenses:
Costs of products sold	1,245,105	1,369,372	- 9.1%
Selling, general and administrative	263,547	287,920	- 8.5%
Amortization	9,468	6,917	+ 36.9%

Total costs and expenses	1,518,120	1,664,209	- 8.8%

Operating income	121,136	91,448	+ 32.5%

Other expenses and income:
Interest expense	66,201	75,296	- 12.1%
Interest income	(491)	(2,123)	- 76.9%
Other (income) and expenses	(13,252)	(2,047)	+ 547.4%
Total other expenses and income	52,458	71,126	- 26.2%

Earnings before income taxes	68,678	20,322	+ 237.9%

Income taxes	25,902	7,970	+ 225.0%

Net earnings	$42,776	$12,352	+ 246.3%

Net earnings per common share, diluted	$0.87	$0.26	+ 234.6%

Weighted average shares outstanding, diluted	49,343	47,995	+ 2.8%

Supplementary Data
Amortization	$9,468	$6,917
Depreciation	42,557	45,238
Capital expenditures	13,505	19,395

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